UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2021

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Ecolab Place, Saint Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	ECL	New York Stock Exchange
2.625% Euro Notes due 2025	ECL 25	New York Stock Exchange
1.000% Euro Notes due 2024	ECL 24	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Term Credit Agreement

On November 19, 2021, Ecolab Inc., a Delaware corporation (“Ecolab”), as borrower, entered into a term credit agreement (the “Credit Agreement”) with various financial institutions, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, providing for a $3.0 billion unsecured committed delayed draw term loan credit facility. Under the terms of the Credit Agreement, Ecolab may only use the proceeds of loans under the Credit Agreement to (a) pay a portion of the consideration for the previously announced acquisition of the shares of the subsidiaries and certain other affiliated entities of Purolite Corporation, a Delaware corporation (“Purolite”), and substantially all of Purolite’s assets used or held for use in connection with its filtration and purification resins business, pursuant to the Purchase Agreement, dated October 28, 2021, by and among Ecolab, Purolite, Stefan E. Brodie and Don B. Brodie, and Stefan E. Brodie, solely in his capacity as the representative of the sellers, and (b) to pay fees, costs and expenses incurred in connection with such acquisition and the transactions contemplated by the Credit Agreement.

Rates for borrowing under the Credit Agreement are dependent on Ecolab’s credit ratings and are based, at Ecolab’s election, upon whether the borrowing is a Term SOFR Loan, Daily Simple SOFR Loan or a Base Rate Loan, each as defined in the Credit Agreement. Term SOFR Loans will bear interest at an adjusted forward-looking term rate based on the secured overnight financing rate (“SOFR”) as administered by CME Group Benchmark Administration Limited plus 0.10% plus an applicable margin ranging from 0.75% to 0.875%, depending on Ecolab’s credit ratings. Daily Simple SOFR Loans will bear interest at an adjusted backward-looking rate based on SOFR as administered by the Federal Reserve Bank of New York plus 0.10% plus an applicable margin ranging from 0.75% to 0.875%, depending on Ecolab’s credit ratings. Base Rate Loans will bear interest at a rate per annum equal to the greatest of (a) the prime rate, (b) the New York Federal Reserve Bank rate plus 1/2 of 1%, and (c) an adjusted term SOFR rate for a one-month interest period plus 1%. In addition, under the terms of the Credit Agreement, Ecolab agreed to pay the lenders a ticking fee during the Ticking Fee Accrual Period, as defined in the Credit Agreement. The ticking fee rate is either 0.06% or 0.08%, depending on Ecolab’s credit ratings.

The Credit Agreement contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio, measured as of the end of each four-quarter period. The Credit Agreement also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

In the ordinary course of their respective businesses, one or more of the lenders under the Credit Agreement, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

The foregoing description is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference and attached as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description	Method of Filing

(10.1)	Term Credit Agreement, dated November 19, 2021, by and among Ecolab Inc., the financial institutions party thereto as Banks from time to time, and JP Morgan Chase Bank, N.A., as administrative agent.	Filed herewith electronically.

(104)	Cover Page Interactive Data File.	Embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: November 23, 2021	By:	/s/ David F. Duvick
Name: David F. Duvick
Title: Assistant Secretary